UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2008

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 340, Salt Lake City, Utah
(Address of principal executive offices)

84111
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 17, 2008, the board of directors appointed Mr. Paul Rapello to fill a vacancy on the Company’s board of directors. Mr. Rapello was appointed to the board of directors in satisfaction of an undertaking agreed of the Company in connection with the Facility agreement, dated September 3, 2008, between the Company and Great Circle Energy Services LLC. (the “Facility Agreement”) to use its best efforts to cause a representative designated by Great Circle Energy Services LLC to be appointed to the board of directors of the Company. Great Circle Energy Services LLC is beneficially wholly-owned by The Great Circle Fund LP. Great Circle Capital LLC is the general partner of The Great Circle Fund LP and the manager of Great Circle Energy Services LLC.

Following is a brief description of the background and business experience of Mr. Rapello.

Mr. Rapello is a partner in Great Circle Capital LLC, an emerging market private equity investment firm specializing in infrastructure, transportation, and related services businesses. Mr. Rapello co-found Great Circle Capital in 2002. Mr. Rapello received a B.A. degree in Economics from Georgetown University in 1987. He earned an M.B.A. with an emphasis in Finance from Columbia University in 1990. Mr. Rapello is not a nominee or director of any other SEC registrant. Mr. Rapello is 43 years old.

As noted above, on September 3, 2008, the Company entered into a $15,000,000 convertible loan pursuant to the Facility Agreement with Great Circle Capital. The value of Mr. Rapello’s interest in this transaction was under $120,000. The Company is not currently considering any proposed future transaction to engage in any transaction with Mr. Rapello, the value of which would exceed $120,000.

There are no family relationships between Mr. Rapello and any other director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: November 17, 2008	By:	/s/ Kerry Doyle
Kerry Doyle
Chief Executive Officer

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